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                                                                       EXHIBIT 4


                                AMENDMENT NO. 1
                                     TO THE
                     DATASCOPE CORP. 1995 STOCK OPTION PLAN


Paragraph 7 of the Datascope Corp. 1995 Stock Option Plan is amended to read as follows:

                 7. Exercise of Options. An option shall be exercised when written notice of such exercise, signed by the person entitled to exercise the option, has been delivered or transmitted by registered or certified mail to the Secretary of the Company at its then principal office. Said notice shall specify the number of Shares for which the option is being exercised and shall be accompanied by (i) such documentation, if any, as may be required by the Company as provided in subparagraph 11(b), and (ii) payment of the aggregate option price. Such payment shall be in the form of (i) cash or a certified check (unless such certification is waived by the Company) payable to the order of the Company in the amount of the aggregate option price, (ii) certificates duly endorsed for transfer (with all transfer taxes paid or provided for) evidencing a number of shares of Common Stock of the Company of which the aggregate market value on the date of exercise is equal to the aggregate option exercise price of the shares being purchased, or (iii) a combination of these methods of payment; provided, however, that payment, whether in whole or in part, by surrendering certificates, may only be made if the optionee has held such shares for a period of at least 6 months prior to the date of surrender. Delivery of said notice shall constitute an irrevocable election to purchase the Shares specified in said notice, and the date on which the Company receives the last of said notice, documentation and the aggregate option exercise price for all of the shares covered by the notice shall, subject to the provisions of paragraph 11 hereof, be the date as of which the Shares so purchased shall be deemed to have been issued. The person entitled to exercise the option shall not have the right or status as a holder of the Shares to which such exercise relates prior to receipt by the Company of the payment, notice and documentation expressly referred to in this paragraph 7.


Adopted by the Compensation Committee on February 13, 1996.